Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES THE AVAILABILITY OF A 4TH GENERATION HIV ASSAY TO
ALLOW THE EARLIER DETECTION OF ACUTE HIV INFECTION
Burlington, NC, November 6, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of a 4th generation HIV antigen/antibody combination assay and a new diagnostic algorithm that improves screening for HIV infection.

Earlier detection of HIV can improve individual treatment and help reduce the spread of HIV in the population. New 4th generation HIV assays have the ability to detect both the HIV antibodies (IgG and IgM) and the HIV p24 antigen simultaneously prior to seroconversion. On average, the 4th generation assay allows for detection of HIV seven days earlier in acutely infected individuals than would be possible with 3rd generation assays. These assays are an important enhancement to LabCorp’s test menu, which encompasses the most comprehensive, cost-effective diagnostic products available to provide physicians and their patients critical information for the screening, diagnosis and treatment of multiple disease states.

In addition to offering this advanced HIV diagnostic tool, LabCorp introduced a new diagnostic algorithm that significantly improves the screening and diagnosis of HIV infection. The algorithm uses the 4th generation test as a first step, with subsequent confirmation of the initial HIV-positive result with a highly sensitive and specific immunoassay that is FDA approved to differentiate between HIV-1 and HIV-2 infections. Inconsistent findings are further resolved by nucleic acid testing to identify potential early acute infection. The Clinical Laboratory Standards Institute (CLSI) and the New York State Department of Health have recommended the use of this enhanced algorithm for HIV screening and the Centers for Disease Control and Prevention (CDC) has recently issued two positive evaluations of the new HIV diagnostic testing algorithm on its online Morbidity and Mortality Weekly Report. The algorithm is configured to be cost-effective for patients and payers while providing high quality results.

“Fourth-generation HIV screening and associated supplemental testing is a valuable addition to the tools available to achieve early diagnosis of HIV,” said Dr. Mark Brecher, LabCorp’s Chief Medical Officer. “Detection of acute infections using the fourth-generation assay provides an improved opportunity for early intervention and the potential to affect transmission rates.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.